As filed with the Securities and Exchange Commission on January 11, 2013
Registration No. 333-180354

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

Post-Effective Amendment No. 1
to
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________

PARK NATIONAL CORPORATION
(Exact name of Registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	31-1179518 (I.R.S. Employer Identification Number)
50 North Third Street Newark, Ohio 43055 (740) 349-8451 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
____________________

David L. Trautman
President and Secretary
Park National Corporation
50 North Third Street
Newark, Ohio 43055
(740) 349-8451
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
With a Copy to: Elizabeth Turrell Farrar, Esq. Vorys, Sater, Seymour and Pease LLP 52 East Gay Street Columbus, Ohio 43215 (614) 464-5607 (614) 719-4708 (fax)
____________________

From time to time after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☑
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer    ☑                Accelerated filer        ☐
Non-accelerated filer    ☐                Smaller reporting company    ☐
(Do not check if a smaller reporting company)

EXPLANATORY STATEMENT

The Registration Statement on Form S-3 (Registration No. 333-180354) filed by Park National Corporation (“Park”) on March 26, 2012 (the “Registration Statement”) registered 100,000 Fixed Rate Cumulative Perpetual Preferred Shares, Series A (no par value per share and liquidation value $1,000 per share) (“Series A Preferred Shares”), a warrant (the “Warrant”) to purchase 227,376 common shares, no par value per share, for $65.97 per share and the 227,376 common shares underlying the Warrant. The 100,000 Series A Preferred Shares and the Warrant were issued by Park to the United States Department of the Treasury (the “U.S. Treasury”) on December 23, 2008 under the U.S. Treasury’s Troubled Asset Relief Program Capital Purchase Program. The securities covered by the Registration Statement also included depositary shares evidencing fractional Series A Preferred Shares, which could have been resold in lieu of whole Series A Preferred Shares in the event the U.S. Treasury requested that Park deposit those Series A Preferred Shares with a depositary under a depositary arrangement entered into in accordance with the terms of the Securities Purchase Agreement, dated December 23, 2008, between Park and the U.S. Treasury.

On April 25, 2012, pursuant to a letter agreement of the same date with the U.S. Treasury, Park repurchased all of the 100,000 Series A Preferred Shares held by the U.S. Treasury for a purchase price of $100,000,000 plus final prorated accrued and unpaid dividends of $972,222.22. On May 2, 2012, pursuant to a letter agreement of the same date with the U.S. Treasury, Park repurchased from the U.S. Treasury the Warrant, no portion of which had been exercised, for $2,842,400, or $12.50 per Park common share. Since April 25, 2012, no Series A Preferred Shares have been outstanding, and no Series A Preferred Shares shall be issued in the future.

In accordance with an undertaking made by Park in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities being registered pursuant to the Registration Statement which remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 is being filed by Park in order to deregister the 100,000 Series A Preferred Shares, the Warrant to purchase 227,376 common shares for $65.97 per share, the 227,376 common shares underlying the Warrant and the depositary shares evidencing fractional Series A Preferred Shares.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Newark, State of Ohio, on the 11th day of January, 2013.

PARK NATIONAL CORPORATION

By /s/ C. Daniel DeLawder
C. Daniel DeLawder Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-3 Registration Statement has been signed by the following persons in the capacities indicated on January 11, 2013.

Signature	Title
/s/ C. Daniel DeLawder	Chairman of the Board, Chief Executive Officer and Director
C. Daniel DeLawder
/s/ David L. Trautman	President, Secretary and Director
David L. Trautman
/s/ Brady T. Burt	Chief Financial Officer
Brady T. Burt
/s/ Matthew R. Miller	Chief Accounting Officer
Matthew R. Miller
/s/ Maureen Buchwald*	Director
Maureen Buchwald
/s/ Harry O. Egger*	Director
Harry O. Egger
/s/ F. William Englefield IV*	Director
F. William Englefield IV
/s/ Stephen J. Kambeitz*	Director
Stephen J. Kambeitz
/s/ William T. McConnell*	Director
William T. McConnell
/s/ Timothy S. McLain*	Director
Timothy S. McLain
/s/ John J. O’Neill*	Director
John J. O’Neill
/s/ Rick R. Taylor*	Director
Rick R. Taylor
/s/ Sarah Reese Wallace*	Director
Sarah Reese Wallace
/s/ Leon Zazworsky*	Director
Leon Zazworsky
______________
*The above-named directors of the Registrant sign this Post-Effective Amendment No.1 to Form S-3 Registration Statement by C. Daniel DeLawder, their attorney-in-fact, pursuant to Powers of Attorney signed by the above-named directors, which Powers of Attorney were filed on March 26, 2012 with the Registration Statement on Form S-3 as Exhibit 24.1, in the capacities indicated and on the 11th day of January, 2013.

By /s/ C. Daniel DeLawder
C. Daniel DeLawder Chairman of the Board and Chief Executive Officer Attorney-in-Fact January 11, 2013